Exhibit 3.1

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

CORDIA BANCORP INC.

1.           Name of Corporation. The name of the Corporation is Cordia Bancorp Inc.

2.           Text of Amendments.

A.           The third paragraph of Article III, Section B, subsection 1 of the Corporation’s Articles of Incorporation (the “Articles of Incorporation”) shall be amended to read as follows in order to reclassify undesignated shares of common stock into a new class of nonvoting common stock:

The shares of common stock that the Corporation shall have authority to issue shall consist of:

a.           One hundred twenty million (120,000,000) shares of common stock (“Common Stock”);

b.           Five million (5,000,000) shares of Series C common stock (“Series C Common Stock”);

c.           Five million (5,000,000) shares of nonvoting common stock (“Nonvoting Common Stock”); and

d.           Seventy million (70,000,000) shares of common stock not designated as part of a class or series pursuant to this Article III or any other provision of these Articles of Incorporation (“Undesignated Common Stock”).

B.           Article III, Section B of the Articles of Incorporation shall be amended to add a new subsection 5 to fix the terms, including the preferences, rights and limitations, of the Corporation’s Nonvoting Common Stock, all as set forth in Exhibit A attached hereto.

C.           Article III of the Articles of Incorporation shall be amended to add a new Section E to fix the terms, including the preferences, rights and limitations, of the Corporation’s Mandatorily Convertible, Noncumulative, Nonvoting, Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”), all as set forth in Exhibit B attached hereto.

3.           Adoption and Date of Adoption. Pursuant to Section 13.1-639.A of the Virginia Stock Corporation Act (the “Act”), Article III, Section A, and Article III, Section B, subsection 3 of the Articles of Incorporation permit the Corporation’s Board of Directors to amend the Articles of Incorporation in order to classify any unissued shares into one or more classes and to establish the terms, including preferences, limitations and relative rights, of any such class; and Article III, Section C of the Articles of Incorporation permits the Corporation’s Board of Directors to amend the Articles of Incorporation in order to establish the terms, including preferences, limitations and relative rights, of one or more series of the Corporation’s authorized class of serial preferred stock without the approval of the Corporation’s shareholders.

The Corporation certifies that the foregoing amendments were adopted on January 29, 2014 by the Corporation’s Board of Directors without shareholder approval pursuant to the above referenced sections of the Act and Articles of Incorporation. The Corporation has not issued any shares of Nonvoting Common Stock or Series A Preferred Stock as of the date hereof.

4.           Effective Date and Time. The foregoing amendments to the Articles of Incorporation shall become effective when the Virginia State Corporation Commission issues the certificate of amendment for such amendments.

[Remainder of Page Intentionally Left Blank]

[Signature Page to Articles of Amendment]

Dated: April 8, 2014	CORDIA BANCORP INC.

	By:	/s/ Jack Zoeller
Name: Jack Zoeller
Title: President and Chief Executive Officer

Exhibit A

Article III

Section B, subsection 5    Nonvoting Common Stock

Except as set forth in this subsection 5, the Common Stock and the Nonvoting Common Stock shall have the same rights and privileges, share ratably in all assets of the Corporation upon its liquidation, dissolution or winding-up, be entitled to receive dividends in the same amount per share and at the same time when, as and if declared by the Corporation’s board of directors, and be identical in all other respects as to all other matters, except voting.

(a)          The holders of Nonvoting Common Stock shall have no voting rights except as required by the Virginia Stock Corporation Act. Notwithstanding the foregoing, and in addition to any other vote required by law, the affirmative vote of the holders of a majority of the outstanding shares of Nonvoting Common Stock, voting separately as a class, shall be required to amend the Corporation’s Articles of Incorporation, as amended, to adversely affect the designation, preferences, limitations or relative rights of all or part of the shares of Nonvoting Common Stock. Where shares of Nonvoting Common Stock are entitled to vote, each holder of Nonvoting Common Stock shall have one vote in respect of each share of Nonvoting Common Stock held of record solely on the matters as to which such shares are entitled to vote and subject to the rights and limitations specified by the Virginia Stock Corporation Act.

(b)          In the event of any stock split, combination or other reclassification of shares of either the Common Stock or the Nonvoting Common Stock, the outstanding shares of the other class shall be proportionately split, combined or reclassified in a similar manner; provided, however, that in any such transaction, holders of Common Stock shall receive only shares of Common Stock in respect of their shares of Common Stock and holders of Nonvoting Common Stock shall receive only shares of Nonvoting Common Stock in respect of their shares of Nonvoting Common Stock.

(c)          No transfer of shares of Nonvoting Common Stock by the initial holder thereof shall be permitted, except (i) in a Permitted Transfer, (ii) to an Affiliate of the initial holder of the Nonvoting Common Stock to be transferred or (iii) to the Corporation. A “Permitted Transfer” means a transfer by a holder of Nonvoting Common Stock (i) in a widespread public distribution; (ii) in which no transferee (or group of associated transferees) would receive two percent (2%) or more of any class of voting securities of the Corporation; or (iii) to a transferee that would control more than fifty percent (50%) of the voting securities of the Corporation without any transfer from such holder of Nonvoting Common Stock. “Affiliate” means, with respect to any person, any person directly or indirectly, controlling, controlled by or under common control with, such other person. Each share of Nonvoting Common Stock shall be converted automatically into one share of Common Stock incident to a transfer of such share of Nonvoting Common Stock to a transferee in a Permitted Transfer. The issuance of certificates, if any, for shares of Common Stock upon conversion of Nonvoting Common Stock shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance. The Corporation shall cooperate with the timely conversion of Nonvoting Common Stock subject to compliance with applicable law and regulations.

(d)          The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock or shares held in treasury for the Corporation, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Nonvoting Common Stock.

A-1

(e)          In the event of any merger, consolidation, reclassification or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, each share of Nonvoting Common Stock will at the same time be similarly exchanged or changed in an amount per whole share equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, that each share of Common Stock would be entitled to receive as a result of such transaction, provided that at the election of the holder of shares of Nonvoting Common Stock, any securities issued with respect to the Nonvoting Common Stock shall be nonvoting under the resulting institution’s organizational documents to the same extent as the Nonvoting Common Stock is nonvoting and the Corporation shall make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Nonvoting Common Stock then outstanding) and take such other actions necessary to ensure that the holders of the Nonvoting Common Stock shall retain securities with substantially the same rights and benefits, including the right to convert nonvoting common stock into common stock, as the Nonvoting Common Stock. Subject to the immediately preceding sentence, in the event the holders of Common Stock are provided the right to convert or exchange Common Stock for stock or securities, cash and/or any other property, then the holders of the Nonvoting Common Stock shall be provided the same right based upon the number of shares of Common Stock such holders would be entitled to receive if such shares of Nonvoting Common Stock were converted into shares of Common Stock immediately prior to such offering. In the event that the Corporation offers to repurchase shares of Common Stock from its shareholders generally, the Corporation shall offer to repurchase Nonvoting Common Stock pro rata based upon the number of shares of Common Stock such holders would be entitled to receive if such shares were converted into shares of Common Stock immediately prior to such repurchase. In the event of any pro rata subscription offer, rights offer or similar offer to holders of Common Stock, the Corporation shall provide the holders of the Nonvoting Common Stock the right to participate based upon the number of shares of Common Stock such holders would be entitled to receive if such shares were converted into shares of Common Stock immediately prior to such offering; provided that at the election of such holder, any shares issued with respect to the Nonvoting Common Stock shall be issued in the form of Nonvoting Common Stock rather than Common Stock.

A-2

Exhibit B

Article III

Section E.           Mandatorily Convertible, Noncumulative, Nonvoting, Perpetual Preferred Stock, Series A

1.          Designation. There is created hereby from the Corporation’s authorized, undesignated and unissued shares of Preferred Stock, a series of Preferred Stock designated as the “Mandatorily Convertible, Noncumulative, Nonvoting, Perpetual Preferred Stock, Series A”, $0.01 par value per share (the “Series A Preferred Stock”).

2.          Number of Shares. The total number of authorized shares of Series A Preferred Stock shall be 363 shares, which may from time to time be increased or decreased (but not below the number then outstanding) by the Corporation’s Board of Directors.

3.          Definitions. As used herein, the following terms shall have the meanings specified below:

“Affiliate” of any Person means any other Person controlling, controlled by or under common control with such particular person or entity. The term “control” (including the terms “controlling”, “controlled” and “under common control with”) as used with respect to any Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Conversion Limits” has the meaning set forth in Section 5(a)(i)(B).

“Articles” means the Corporation’s Articles of Incorporation, as amended.

“Average VWAP” means the average of the VWAP for each Trading Day in the relevant period.

“BHC Act” means the federal Bank Holding Company Act of 1956, as amended, and the Federal Reserve regulations thereunder.

“BHC Affiliates” means, with respect to any Person, its Affiliates, all of its “affiliates” as defined in the BHC Act or Regulation Y of the Federal Reserve, and any other Persons designated by such Person as BHC Affiliates of such Person solely for purposes of this Article III Section E.

“Board” or “Board of Directors” means the Corporation’s board of directors or, with respect to any action to be taken by such board of directors, any committee of the board of directors duly authorized to take such action.

“Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York or Richmond, Virginia are authorized or required by law, regulation or executive order to close.

“CIBC Act” means the federal Change in Bank Control Act, as amended, and the Federal Reserve regulations thereunder.

“Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

“Conversion” has the meaning set forth in Section 5(a)(1).

“Conversion Date” has the meaning set forth in Section 5(a)(1).

“Conversion Price” means the Liquidation Amount per share of Series A Preferred Stock divided by the Conversion Rate then in effect. The initial Conversion Price is $4.25.

“Conversion Rate” means, initially, 10,000 shares of Common Stock per share of Series A Preferred Stock issuable upon a Conversion, based on an initial Conversion Price of $4.25 per share of Common Stock, and is subject to adjustment as provided herein. To the extent any Holder of Series A Preferred Stock receives any shares of Nonvoting Common Stock upon a Conversion, such Holder shall receive, initially 10,000 shares of Nonvoting Common Stock per share of Series A Preferred Stock, based on an initial Conversion Price of $4.25 per share of Nonvoting Common Stock, and is subject to adjustment as provided herein.

“Corporation” has the meaning set forth in the preamble.

“Current Market Price” of the Common Stock on any day, means the Average VWAP of the Common Stock for the 10 consecutive Trading Days ending on the earlier of the day in question and the day before the ex-date or other specified date with respect to the issuance or distribution requiring such computation, appropriately adjusted to take into account the occurrence during such period of any event described in clauses (i) through (vi) of Section 6(d). For purposes of this definition, “ex-date” means the first date on which the shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive an issuance or distribution.

“Depositary” means DTC or its nominee, Cede & Co., or any successor appointed by the Corporation.

“Dividend Payment Date” means June 15 and December 15 of each year, commencing June 15, 2014.

“Dividend Payment Commencement Date” means August 7, 2014.

“Dividend Period” means the period commencing on and including a Dividend Payment Date (or, with respect to the first Dividend Period, commencing on and including the Issue Date) and ending on and including the day immediately preceding the next succeeding Dividend Payment Date.

“DTC” means The Depository Trust Company.

“Electing Share” has the meaning set forth in Section 7(a).

“Exchange Property” has the meaning set forth in Section 7(a).

“Expiration Date” has the meaning set forth in Section 6(d)(vi).

“Federal Reserve” means the Board of Governors of the Federal Reserve System.

“Holder” means the Person in whose name the shares of the Series A Preferred Stock are registered, which may be treated by the Corporation and the Transfer Agent as the absolute owner of the shares of Series A Preferred Stock for the purpose of making payment and settling conversions and for all other purposes.

“Issue Date” means the first date of issuance of shares of Series A Preferred Stock.

“Junior Stock” means the Common Stock, the Nonvoting Common Stock and any other class or series of capital stock of the Corporation (including Preferred Stock of any other series) issued in the future, unless the terms of which expressly provide that it ranks senior to, or on a parity with, Series A Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation.

“Liens” has the meaning set forth in Section 8(b).

“Liquidation Amount” means, initially, $42,500 per share of Series A Preferred Stock (as subsequently adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Series A Preferred Stock).

“Liquidation Preference” has the meaning set forth in Section 10(a).

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“Market Disruption Event” means any of the following events has occurred: (i) any suspension of, or limitation imposed on, trading by the SEC or the relevant exchange or quotation system during any period or periods aggregating one half-hour or longer and whether by reason of movements in price exceeding limits permitted by the SEC or relevant exchange or quotation system or otherwise relating to the Common Stock or in futures or option contracts relating to the Common Stock on the relevant exchange or quotation system, (ii) any event (other than a failure to open or a closure as described below) that disrupts or impairs the ability of market participants during any period or periods aggregating one half-hour or longer in general to effect transactions in, or obtain market values for, the Common Stock on the relevant exchange or quotation system or futures or options contracts relating to the Common Stock on any relevant exchange or quotation system, or (iii) the failure to open of the exchange or quotation system on which the Common Stock or futures or options contracts relating to the Common Stock are traded or the closure of such exchange or quotation system prior to its respective scheduled closing time for the regular trading session on such day (without regard to after hours or other trading outside the regular trading session hours), unless such earlier closing time is announced by such exchange or quotation system at least one hour prior to the earlier of the actual closing time for the regular trading session on such day and the submission deadline for orders to be entered into such exchange or quotation system for execution at the actual closing time on such day.

“Nasdaq” means the Nasdaq Capital Market or other Nasdaq market in which the Corporation’s Common Stock is then traded.

“Nonvoting Common Stock” means, as and when authorized by the Corporation, the nonvoting common stock, par value $0.01 per share, of the Corporation, which security is identical to the Common Stock in all respects, except that it has no voting rights other than as may be required by the Virginia Stock Corporation Act.

“Notice of Conversion” has the meaning set forth in Section 5(b).

“Parity Stock” means any class or series of capital stock of the Corporation (other than the Series A Preferred Stock) authorized in the future, the terms of which expressly provide that such class or series will rank on a parity with Series A Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or noncumulatively).

“Permitted Transfer” means a transfer of Series A Preferred Stock by any Holder: (i) in a widespread public distribution; (ii) in which no transferee (or group of associated transferees) would receive two percent (2%) or more of any class of Voting Securities of the Corporation; or (iii) to a transferee that would control more than fifty percent (50%) of the Voting Securities of the Corporation without any transfer from the Holder.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“Preferred Stock” means any and all series of the Corporation’s preferred stock, including the Series A Preferred Stock.

“Purchased Shares” has the meaning set forth in Section 6(d)(vi).

“Record Date” means, (i) with respect to payment of dividends on outstanding shares of Series A Preferred Stock pursuant to the first sentence of Section 4(a), the 1st calendar day of the month in which the relevant Dividend Payment Date occurs or such other record date fixed by the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date, (ii) for purpose of an adjustment to the Conversion Rate pursuant to Section 6, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise), and (iii) any other record date established by the Board of Directors for dividends on Common Stock.

“Record Holder” means, as to any day, the Holder of record of outstanding shares of Series A Preferred Stock as they appear on the stock register of the Corporation or its Transfer Agent at the close of business on such day.

“Reorganization Effective Time” has the meaning set forth in Section 7(a).

“Reorganization Event” has the meaning set forth in Section 7(a).

“Scheduled Holder” means TNH Financial Fund, L.P. and Ramat Securities, Ltd.

“SEC” means the United States Securities and Exchange Commission.

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“Series A Preferred Stock” has the meaning set forth in Section 1.

“Series A Preferred Stock Certificate” has the meaning set forth in Section 20.

“Shareholder Approval” means approval by the Corporation’s shareholders necessary to approve the issuance of Common Stock and Nonvoting Common Stock upon conversion of the Series A Preferred Stock for purposes of Rule 5635 of the Nasdaq Listing Rules.

“Spin-Off” has the meaning set forth in Section 6(d)(iv)(B).

“Trading Day” means any day on which (i) there is no Market Disruption Event and (ii) the Nasdaq is open for trading, or, if the Common Stock (or any other securities, cash or other property into which shares of the Series A Preferred Stock becomes convertible in connection with any Reorganization Event) is not listed on the Nasdaq, any day on which the principal national securities exchange or trading system on which the Common Stock (or such other property) is listed or traded is open for trading, or, if the Common Stock (or such other property) is not listed on a national securities exchange or traded on a trading system, any Business Day. A “Trading Day” only includes those days that have a scheduled closing time of 4:00 P.M. Eastern Time or the then standard closing time for regular trading on the relevant exchange or trading system.

“Transfer Agent” means, initially, Registrar and Transfer Company, and any successor transfer agent as provided in Section 19. The Transfer Agent shall also be the registrar for the Series A Preferred Stock.

“U.S. Alien Holder” means a Holder that is not treated as a United States person for U.S. federal income tax purposes as defined under Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended from time to time.

“Voting Ownership Interest” means, with respect to any particular date and with respect to any Holder, the percentage of any class of Voting Securities of the Corporation deemed to be owned or controlled by the Holder (when aggregated with its BHC Affiliates) for purposes of, and in accordance with, the BHC Act and its implementing regulations and guidance.

“Voting Securities” has the meaning set forth in the BHC Act and any rules and regulations promulgated thereunder.

“VWAP” means, on any Trading Day the volume weighted average price per share of the Common Stock as displayed on Bloomberg (or any successor service) in respect of the period from 9:30 A.M. to 4:00 P.M., Eastern Time, on such Trading Day; or, if such price is not available, the volume weighted average price means the market value per share of the Common Stock on such trading day as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.

4.           Dividends.

(a)          Holders of outstanding shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of Corporation funds legally available therefor, noncumulative dividends in arrears, payable semi-annually on each Dividend Payment Date beginning on the Dividend Payment Commencement Date until the Conversion Date, at the following respective rates during each of the following respective periods (each rate expressed as an annual rate on the applicable per share Liquidation Amount):

(i)          5.0% per annum for the Dividend Period beginning on the Issue Date;

(ii)         7.0% per annum for the Dividend Period beginning on the first Dividend Payment Date; and

(iii)        9.0% per annum for the dividends accruing during all Dividend Periods beginning on or after the third Dividend Payment Date.

Following the Conversion Date, no dividends shall be payable or shall accrue on outstanding shares of Series A Preferred Stock. If any Dividend Payment Date is not a Business Day, the dividend payable on such date shall be paid on the next succeeding Business Day without adjustment and without interest. Accumulations of dividends on shares of Series A Preferred Stock shall not bear interest. Dividends payable for any period other than a full Dividend Period (based on the number of actual days elapsed during the period) shall be computed on the basis of days elapsed over a 360-day year consisting of twelve 30-day months.

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(b)          Dividends on the Series A Preferred Stock are not cumulative. To the extent that the Corporation’s Board of Directors does not declare and pay dividends on the Series A Preferred Stock for a Dividend Period prior to the related Dividend Payment Date, in full or otherwise, such unpaid dividend shall not accrue and shall not be payable. The Corporation shall have no obligation to pay dividends for such Dividend Period after the Dividend Payment Date for such Dividend Period or to pay interest (or any other sum of money in lieu of interest) with respect to such scheduled, but missed dividends, whether or not the Corporation declares dividends on the Series A Preferred Stock for any subsequent Dividend Period.

(c)          So long as any share of Series A Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid upon, or any sum set apart for the payment of dividends upon, the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries unless all dividends on all outstanding shares of the Series A Preferred Stock for any Dividend Period have been declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the Holders of shares of Series A Preferred Stock on the applicable Record Date). The foregoing limitation shall not apply to (i) any dividends or distributions of rights or Junior Stock in connection with a shareholders’ rights plan or any redemption or repurchase of rights pursuant to any shareholders’ rights plan; and (ii) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than for the beneficial ownership by the Corporation or any of its subsidiaries), including as trustees or custodians.

(d)          When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the Holders thereof on the applicable Record Date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon shares of Series A Preferred Stock and any shares of Parity Stock, all dividends declared on shares of Series A Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as full dividends payable on the Series A Preferred Stock for such Dividend Period and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to the dividends being declared by the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide written notice to the Holders of shares of Series A Preferred Stock prior to such Dividend Payment Date.

(e)          If the Conversion Date is on or prior to the Dividend Payment Commencement Date, no Holder of shares of Series A Preferred Stock will have any right to receive any dividends on the Series A Preferred Stock with respect to such Dividend Period, whether upon the Conversion or otherwise.

(f)          All dividends on shares of Series A Preferred Stock shall be paid solely in cash.

(g)          Prior to the Conversion Date, shares of Common Stock and, as applicable, shares of Nonvoting Common Stock, issuable upon such Conversion shall not be deemed outstanding for any purpose, and Holders of shares of Series A Preferred Stock shall have no rights as holders or otherwise with respect to the Common Stock or, if applicable, Nonvoting Common Stock (including voting rights, rights to respond to tender offers for the Common Stock and rights to receive any dividends or other distributions on the Common Stock or Nonvoting Common Stock other than as expressly set forth in Section 4(a)) by virtue of holding shares of Series A Preferred Stock.

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5.           Mandatory Conversion; Conversion Procedures; Permitted Transfers.

(a)          Mandatory Conversion; Limitations on Beneficial Ownership.

(i)          Effective as of the close of business on the Business Day on which the Shareholder Approval is received (the “Conversion Date”), all shares of Series A Preferred Stock shall, without any action by the Holders, automatically convert into the number of shares of Common Stock and, as applicable, shares of Nonvoting Common Stock, as set forth below (the “Conversion”). The number of shares of Common Stock into which a share of Series A Preferred Stock shall be convertible shall be determined by dividing the Liquidation Amount by the Conversion Price (subject to the conversion procedures of Section 6 hereof) plus cash in lieu of fractional shares in accordance with Section 9 hereof; provided, however, that if such conversion would result in:

(A)         except as provided by Section 5(a)(iii), a Holder, together with all BHC Affiliates of the Holder, owning or controlling in the aggregate a Voting Ownership Interest of 10.0% or more, excluding for the purpose of this calculation any reduction in ownership resulting from transfers by such Holder and its BHC Affiliates of Voting Securities of the Corporation (the “Conversion Limit”); or

(B)         a Scheduled Holders, together with all BHC Affiliates of the Scheduled Holder, owning or controlling in the aggregate a Voting Ownership Interest of 5.0% or more, excluding for the purpose of this calculation any reduction in ownership resulting from transfers by the Scheduled Holder and its BHC Affiliates of Voting Securities of the Corporation (such limit, with the Conversion Limit, the “Applicable Conversion Limits”),

then such Holder shall receive the minimum number of shares of Nonvoting Common Stock, in lieu of an equal number of shares of Common Stock, such that the Holder will not exceed any Applicable Conversion Limits.

(ii)         Upon the Conversion Date, each Series A Preferred Stock Certificate shall represent solely the right to receive (A) a certificate representing the number of shares of Common Stock issuable upon the Conversion Date for the shares of Series A Preferred Stock formerly represented by each such Series A Preferred Stock Certificate, and (B) if applicable, a certificate representing the number of shares of Nonvoting Common Stock issuable upon the Conversion Date for the shares of Series A Preferred Stock formerly represented by each such Series A Preferred Stock Certificate, in each case upon proper surrender of such Series A Preferred Stock Certificate to the Corporation or cancellation of such book entries on the Corporation’s or its Transfer Agent’s records, as applicable.

(b)          Upon the Conversion, the Corporation shall provide promptly, but in any event within five (5) Business Days thereafter, notice to each Holder (such notice a “Notice of Conversion”). In addition to any information required by applicable law or regulation, the Notice of Conversion with respect to such Holder shall state, as appropriate:

(i)          the Conversion Date;

(ii)         a form of letter of transmittal to be completed and returned to the Transfer Agent;

(iii)        the number of shares of Common Stock and, as applicable, Nonvoting Common Stock (plus cash in lieu of fractional shares, if any pursuant to Section 9) receivable upon such Conversion for each share of Series A Preferred Stock held of record by such Holder upon such Conversion; and

(iv)        the place or places where Series A Preferred Stock Certificates (if held in certificated form) held of record by such Holder are to be surrendered for issuance of certificates representing shares of Common Stock and, if applicable, Nonvoting Common Stock.

(c)          Upon receipt by the Transfer Agent of a completed and duly executed letter of transmittal as contemplated by Section 5(b), and proper surrender of the Series A Preferred Stock Certificate (if held in certificated form), the Corporation shall, within two (2) Business Days following notification from the Transfer Agent of the proper surrender of such Series A Preferred Stock Certificate, instruct the Transfer Agent to (i) issue a certificate for that number of shares of Common Stock issuable upon Conversion of the shares of Series A Preferred Stock represented by such certificate, and (ii) if applicable, a certificate representing the number of shares of Nonvoting Common Stock issuable upon Conversion.

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(d)          No transfer of shares of Series A Preferred Stock by a Holder to a transferee shall be permitted, except (i) in a Permitted Transfer, or (ii) to a BHC Affiliate of such Holder.

6.           Certain Conversion Procedures and Adjustments.

(a)          On the Conversion Date, the Series A Preferred Stock converted shall no longer be outstanding, and dividends shall no longer accrue, be declared or paid on any shares of Series A Preferred Stock converted for the current Dividend Period and any prior Dividend Periods and, in each case, subject to the right of Holders of such shares to receive solely (i) the number of shares of Common Stock and, if applicable, Nonvoting Common Stock into which such shares of Series A Preferred Stock are convertible, and (ii) payments, if any, to which such Holders are entitled pursuant to Sections 5 and 9, as applicable.

(b)          Shares of Series A Preferred Stock duly converted in accordance herewith, or otherwise reacquired by the Corporation, shall resume the status of authorized and unissued Preferred Stock, undesignated as to series and available for future issuance, provided that any such cancelled shares of Series A Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Series A Preferred Stock.

(c)          The Record Holder of the Series A Preferred Stock converted shall be solely entitled to receive the Common Stock and, if applicable, Nonvoting Common Stock, and/or cash, securities or other property, if any, issuable upon the Conversion, and, prior to the Conversion, shall not be treated for any purpose as the Record Holder(s) of such shares of Common Stock, Nonvoting Common Stock, and/or other securities. No shares of Common Stock or, if applicable, Nonvoting Common Stock, issuable upon the Conversion shall be issued to a Person other than the respective Record Holders of shares of Series A Preferred Stock.

(d)          The Conversion Rate shall be adjusted from time to time as follows, and, if required hereby, any references to Common Stock shall also apply to shares of Nonvoting Common Stock in the same manner, and all references to Common Stock in this Section 6 shall mean and include shares of Nonvoting Common Stock issuable upon Conversion of Series A Preferred Stock at the respective times set forth below.

(i)          Stock Dividends and Distributions. If the Corporation issues Common Stock as a dividend or distribution on the Common Stock to all holders of the Common Stock (other than in connection with a Reorganization Event), or if the Corporation effects a share split or share combination of the Common Stock, the Conversion Rate will be adjusted based on the following formula:

CR1	=	CR0 × [OS1 /OS0]

where

CR0	=	the Conversion Rate in effect at the close of business on the Record Date

CR1	=	the new Conversion Rate in effect immediately after the Record Date

OS0	=	the number of shares of Common Stock outstanding at the close of business on the Record Date prior to giving effect to such event

OS1	=	the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, such event.

Any adjustment made pursuant to this clause (i) shall become effective on the date that is immediately after (x) the Record Date or (y) the date on which such split or combination becomes effective, as applicable. If any dividend or distribution described in this clause (i) is declared but not so paid or made, the new Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(ii)         Issuance of Stock Purchase Rights. If the Corporation issues to all holders of Common Stock any rights, warrants, options or other securities (other than rights issued pursuant to a shareholder rights plan or rights or warrants issued in connection with a Reorganization Event) entitling them for a period of not more than 60 days after the date of issuance thereof to subscribe for or purchase shares of Common Stock, or if the Corporation issues to all holders of Common Stock securities convertible into Common Stock for a period of not more than 60 days after the date of issuance thereof, in either case at an exercise price per share of Common Stock or a conversion price per share of Common Stock less than the Current Market Price of the Common Stock on the Record Date, the Conversion Rate will be adjusted based on the following formula:

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CR1	=	CR0 × [(OS0 + X) / (OS0 + Y)]

where

CR0	=	the Conversion Rate in effect at the close of business on the Record Date

CR1	=	the new Conversion Rate in effect immediately after the Record Date

OS0	=	the number of shares of Common Stock outstanding at the close of business on the Record Date

X	=	the total number of shares of Common Stock issuable pursuant to such rights, warrants, options, other securities or convertible securities (or upon conversion of such securities)

Y	=	the number of shares of Common Stock equal to the quotient of (A) the aggregate price payable to exercise such rights, warrants, options, other securities (or the conversion price for such securities paid upon conversion) and (B) the Current Market Price per share of Common Stock immediately preceding the date of announcement for the issuance of such rights, warrants, options, other securities or convertible securities.

For purposes of this clause (ii), in determining whether any rights, warrants, options, other securities or convertible securities entitle the holders to subscribe for or purchase, or exercise a conversion right for, Common Stock at less than the applicable Current Market Price per share of Common Stock on the applicable date, and in determining the aggregate exercise or conversion price payable for such Common Stock, there shall be taken into account any consideration the Corporation receives for such rights, warrants, options, other securities or convertible securities and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined in good faith by the Board of Directors. If any right, warrant, option, other security or convertible security described in this clause (ii) is not exercised or converted prior to the expiration of the exercisability or convertibility thereof, the new Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect if such right, warrant, option, other security or convertible security had not been so issued.

Any adjustment made pursuant to this clause (ii) shall become effective on the date that is immediately after the Record Date.

(iii)        Debt or Asset Distributions.

(A)         If the Corporation distributes capital stock (other than Common Stock), evidences of indebtedness or other assets or property of the Corporation to all holders of the Common Stock, excluding: (x) dividends, distributions, rights, warrants, options, other securities or convertible securities referred to in clause (i) or (ii) above, (y) dividends or distributions paid exclusively in cash, and (z) Spin-Offs (as described below), then the Conversion Rate will be adjusted based on the following formula:

CR1	=	CR0 × [SP0 /(SP0 - FMV)]

where

CR0	=	the Conversion Rate in effect at the close of business on the Record Date

CR1	=	the new Conversion Rate in effect immediately after the Record Date

SP0	=	the Current Market Price of the Common Stock on the Record Date

FMV	=	the fair market value (as determined in good faith by the Board of Directors) of the capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of Common Stock on the Record Date.

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Notwithstanding the immediately preceding sentence, if “FMV” with respect to any distribution of shares of capital stock, evidences of indebtedness or other assets or property of the Corporation is equal to or greater than “SP0” with respect to such distribution, then in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of Series A Preferred Stock shall have the right to receive on the date such shares of capital stock, evidences of indebtedness or other assets or property of the Corporation are distributed to holders of Common Stock, for each share of Series A Preferred Stock, the amount of shares of capital stock, evidences of indebtedness or other assets or property of the Corporation such holder of Series A Preferred Stock would have received had such holder of Series A Preferred Stock owned a number of shares of Common Stock into which such Series A Preferred Stock is then convertible at the conversion rate in effect on the Record Date for such distribution.

An adjustment to the Conversion Rate made pursuant to this clause (iii)(A) shall be made successively whenever any such distribution is made and shall become effective on the Record Date.

(B)         If the Corporation distributes to all holders of the Common Stock, capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit of the Corporation (a “Spin-Off”), the Conversion Rate will be adjusted based on the following formula:

CR1	=	CR0 × [(FMV0 + MP0) /MP0]

where:

CR0	=	the Conversion Rate in effect at the close of business on the Record Date

CR1	=	the new Conversion Rate in effect immediately after the Record Date

FMV0	=	the average volume weighted average price of the capital stock or similar equity interest distributed to holders of the Common Stock applicable to one share of Common Stock for the 10 consecutive Trading Days commencing on, and including, the third Trading Day after the date on which “ex-distribution trading” commences for such dividend or distribution with respect to the Common Stock on the Nasdaq or such other national or regional exchange or association or over-the-counter market or if not so traded or quoted, the fair market value (as determined in good faith by the Board of Directors) of the capital stock or similar equity interests distributed to holders of the Common Stock applicable to one share of the Common Stock

MP0	=	the Average VWAP of the Common Stock for the 10 consecutive Trading Days commencing on, and including, the third Trading Day after the date on which “ex-distribution trading” commences for such dividend or distribution with respect to the Common Stock on the Nasdaq or such other U.S. national or regional exchange or market that is at that time the principal exchange or market for the Common Stock.

An adjustment to the Conversion Rate made pursuant to this clause (iii)(B) will occur on the 10th Trading Day from and including the effective date of the Spin-Off; provided that if a Conversion occurs within the 10 Trading Days immediately following and including the date of the Spin-Off, references with respect to the Spin-Off to “the 10 consecutive Trading Days” shall be deemed replaced with a period of consecutive Trading Days containing such lesser number of Trading Days as have elapsed between the effective date of such Spin-Off and the Conversion Date and the adjustment in respect of such conversion shall occur immediately prior to the conversion.

If any such dividend or distribution described in this clause (iii) is declared but not paid or made, the new Conversion Rate shall be readjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

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(iv)        Cash Distributions. If the Corporation pays or makes any dividend or distribution consisting exclusively of cash to all holders of Common Stock, excluding (a) any cash dividend or distribution on the Common Stock to the extent a corresponding cash dividend or distribution pursuant to Section 4 is paid on the Series A Preferred Stock and (b) any dividend or distribution in connection with the Corporation’s liquidation, dissolution or winding up, then the Conversion Rate will be adjusted based on the following formula:

CR1	=	CR0 × [SP0 /(SP0 - C)]

where:

CR0	=	the Conversion Rate in effect at the close of business on the Record Date

CR1	=	the new Conversion Rate in effect immediately after the Record Date

SP0	=	the Current Market Price of the Common Stock as of the Record Date

C	=	the amount in cash per share that the Corporation distributes to holders of the Common Stock.

An adjustment to the Conversion Rate made pursuant to this clause (iv) shall become effective on the date fixed for determination of the holders of Common Stock entitled to receive such dividend or distribution. If any dividend or distribution described in this clause (iv) is declared but not so paid or made, the new Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(v)         Self Tender Offers and Exchange Offers. If the Corporation or any of its subsidiaries makes a payment in respect of a tender offer or exchange offer for the Common Stock to the extent that the cash and value of any other consideration included in the payment per share of Common Stock exceeds the Current Market Price per share of Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Date”), the Conversion Rate will be adjusted based on the following formula:

CR1	=	CR0 × [(FMV + (SP1 × OS1)) / (SP1 × OS0)]

where:

CR0	=	the Conversion Rate in effect at the close of business on the Expiration Date

CR1	=	the new Conversion Rate in effect immediately after the Expiration Date

FMV	=	The fair market value (as determined in good faith by the Board of Directors) on the Expiration Date, of the aggregate value of all cash and any other consideration paid or payable for the Common Stock validly tendered or exchanged and not withdrawn as of the Expiration Date (the “Purchased Shares”)

OS0	=	the number of shares of Common Stock outstanding on the Expiration Date, including any Purchased Shares

OS1	=	the number of shares of Common Stock outstanding on the Expiration Date, excluding any Purchased Shares

SP1	=	the Average VWAP of the Common Stock for the 10 consecutive Trading-Day period commencing on the Trading Day next succeeding the Expiration Date.

If the application of the foregoing formula would result in a decrease in the Conversion Rate, no adjustment to such Conversion Rate will be made. Any adjustment to a Conversion Rate made pursuant to this clause (v) shall become effective on the date immediately following the last Trading Day included in the determination of the Average VWAP of the Common Stock for purposes of SP1 above; provided that if the Conversion occurs within the 10 Trading Days commencing on the Trading Day next succeeding the Expiration Date, references to the “10 consecutive Trading Days” with respect to this clause (v) shall be deemed replaced with a period of consecutive Trading Days containing such lesser number of Trading Days as have elapsed between the Expiration Date and the Conversion Date, and the adjustment in respect of such conversion shall occur immediately prior to the conversion. If the Corporation or one of its subsidiaries is obligated to purchase Common Stock pursuant to any such tender or exchange offer but is permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the new Conversion Rate shall be readjusted to be the Conversion Rate that would be in effect if such tender or exchange offer had not been made.

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(vi)        Rights Plans. If the Corporation has in effect a shareholder rights plan while any shares of Series A Preferred Stock remain outstanding, Holders of Series A Preferred Stock will receive, upon any Conversion of Series A Preferred Stock, in addition to Common Stock and, if applicable, Nonvoting Common Stock, rights under the Corporation’s shareholder rights agreement unless, prior to such conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from the Common Stock. If the rights provided for in the shareholder rights plan have separated from the Common Stock in accordance with the provisions of the applicable shareholder rights agreement so that Holders of Series A Preferred Stock would not be entitled to receive any rights in respect of the Common Stock, if any, that the Corporation is required to deliver upon conversion of Series A Preferred Stock, the Conversion Rate will be adjusted at the time of separation as if the Corporation had distributed to all holders of the Common Stock, capital stock, evidences of indebtedness or other assets or property pursuant to clause (iii) above, subject to readjustment upon the subsequent expiration, termination or redemption of the rights. A distribution of rights pursuant to a shareholder rights plan will not trigger an adjustment to the Conversion Rates pursuant to clauses (ii) or (iii) above.

(e)          With the approval of the Holders of at least 66 2/3% of the shares of Series A Preferred Stock at the time outstanding, the Corporation may make such increases in the Conversion Rate, in addition to any other increases required by this Section 6, if the Board of Directors deems it advisable in order to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of the Corporation’s shares (or issuance of rights or warrants to acquire shares) or from any event treated as such for income tax purposes or for any other reasons. If any adjustment to the Conversion Rate is treated as a distribution to any U.S. Alien Holder which is subject to withholding tax, the Corporation (or the Transfer Agent or any paying agent on behalf of the Corporation) may set off any withholding tax that is required to be collected with respect to such deemed distribution against cash payments and other distributions otherwise deliverable to such Holder.

(f)          No adjustment in any Conversion Rate will be required unless the adjustment would require an increase or decrease of at least 1% of the Conversion Rate. If the adjustment is not made because the adjustment does not change the Conversion Rate by at least 1%, then the adjustment that is not made will be carried forward and taken into account and included in any future adjustment. All required calculations will be made to the nearest cent or 1/10,000th of a share. Notwithstanding the foregoing, all adjustments not previously made shall have effect with respect to any Conversion. No adjustment to the Conversion Rate need be made if Holders may participate in the transaction that would otherwise give rise to such adjustment, so long as the distributed assets or securities the Holders would receive upon conversion of shares of Series A Preferred Stock—if such assets or securities are convertible, exchangeable or exercisable—are convertible, exchangeable or exercisable, as applicable, without any loss of rights or privileges for a period of at least 45 days following conversion of shares of Series A Preferred Stock.

(g)          The applicable Conversion Rate shall not be adjusted:

(i)          upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in the Common Stock under any plan;

(ii)         upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan, employee agreement or arrangement or program of the Corporation;

(iii)        upon the issuance of any shares of Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the Issue Date; or

(iv)        for a change in the par value of the Common Stock.

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(h)          The Corporation shall have the power to resolve any ambiguity and its action in so doing, as evidenced by a resolution of the Board, shall be final and conclusive unless clearly inconsistent with the intent hereof.

(i)          Whenever the Conversion Rate is to be adjusted, the Corporation shall: (i) compute such adjusted Conversion Rate and prepare and transmit to the Transfer Agent an Officers’ Certificate setting forth such adjusted Conversion Rate, the method of calculating the adjusted Conversion Rate in reasonable detail and the facts requiring such adjustment; and (ii) as soon as practicable following the determination of a revised Conversion Rate, provide, or cause to be provided, a written notice to the Holders of shares of Series A Preferred Stock of the occurrence of such event, a statement setting forth such revised Conversion Rate, the method of calculating the adjusted Conversion Rate in reasonable detail and the facts requiring such adjustment. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

(j)          Nothing in this Section 6 shall amend any other section of this Article III Section E or permit any transaction, action or event prohibited or restricted by any other provision in this Article III Section E.

7.           Reorganization Events.

(a)          In the event that any of the following events occurs prior to any Conversion Date: (i) any consolidation or merger of the Corporation with or into another Person (other than a merger or consolidation in which the Corporation is the continuing corporation and in which the shares of Common Stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of the Corporation or another Person),

(ii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the Corporation’s property and assets, or

(iii) any reclassification of the Common Stock into securities including securities other than the Common Stock (any such event specified in clause (i) through (iii), a “Reorganization Event”), then each share of Series A Preferred Stock outstanding immediately prior to such Reorganization Event shall, without the consent of the Holders thereof, remain outstanding but shall at each Holder’s option, upon the effective date and time (“Reorganization Effective Time”) of such Reorganization Event, be convertible into the kind of securities, cash and other property receivable in such Reorganization Event (without any interest thereon and without any right to dividends or distributions thereon which have a record date that is prior to the Reorganization Event) per share of Common Stock (the “Exchange Property”) as if the Holder of such share of Series A Preferred Stock had converted such share into common equity (voting and nonvoting) immediately prior to such Reorganization Event and exercised his rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such Reorganization Event (provided that if the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Common Stock held immediately prior to such Reorganization Event and in respect of which such rights of election shall have been exercised (“Electing Share”), then, for the purpose of this Section 7(a) the kind and amount of securities, cash and other property receivable upon such Reorganization Event by the holder of each Electing Share shall be deemed to be the weighted average of the kinds and amounts so receivable per share by the holders of the Electing Shares; provided further that to the extent elected by the Holder, any securities issued with respect to the underlying Nonvoting Common Stock shall be nonvoting under the resulting institution’s organizational documents to the same extent as the Nonvoting Common Stock is nonvoting and the Corporation shall make appropriate provisions and take such other actions necessary to ensure that such nonvoting securities will have substantially the same rights and benefits as the Nonvoting Common Stock, including the right to convert nonvoting common stock into common stock). The amount of Exchange Property receivable upon any Reorganization Event shall be determined based upon the Conversion Rate in effect on such Reorganization Effective Time.

(b)          The above provisions of Section 7(a) shall similarly apply to successive Reorganization Events and the provisions of Section 8 shall apply to any shares of capital stock of the Corporation (or any successor) received by the holders of Common Stock in any such Reorganization Event.

(c)          The Corporation (or any successor) shall, within 20 days of the Reorganization Effective Time of any Reorganization Event, provide written notice to the Holders of the occurrence of such event and of the kind and amount of the cash, securities or other property that constitute the Exchange Property. Failure to deliver such notice shall not affect the operation or effect of Section 7(a).

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(d)          The Corporation shall not enter into any agreement for a transaction constituting a Reorganization Event unless such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series A Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to Section 7(a).

8.           Reservation of Common Stock.

(a)          The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock and Nonvoting Common Stock or shares of either held in the treasury of the Corporation, solely for issuance upon the conversion of shares of Series A Preferred Stock as herein provided, free from any preemptive or other similar rights, such number of shares of Common Stock and Nonvoting Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding. For purposes of this Section 8(a), the number of shares of Common Stock and Nonvoting Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series A Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b)          Notwithstanding the foregoing Section 8(a), the Corporation shall be entitled to deliver upon conversion of shares of Series A Preferred Stock, as herein provided, shares of Common Stock and/or Nonvoting Common Stock reacquired and held in the treasury of the Corporation (in lieu of the issuance of authorized and unissued shares of Common Stock or Nonvoting Common Stock), so long as any such treasury shares are free and clear of all liens, claims, charges, security interests or encumbrances (other than liens, claims, charges, security interests and other encumbrances, if any, created by the Holders) (“Liens”).

(c)          All shares of Common Stock and Nonvoting Common Stock delivered upon conversion of the Series A Preferred Stock shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, free and clear of all Liens.

(d)          Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series A Preferred Stock, the Corporation shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental or regulatory authority.

(e)          The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be listed on Nasdaq or any other national securities exchange or automated quotation system, the Corporation shall, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all Common Stock issuable upon conversion of the Series A Preferred Stock; provided, however, that if the rules of such exchange or automated quotation system permit the Corporation to defer the listing of such Common Stock until the Conversion of shares of Series A Preferred Stock into Common Stock in accordance with the provisions hereof, the Corporation covenants to list such Common Stock issuable upon conversion of shares of Series A Preferred Stock in accordance with the requirements of such exchange or automated quotation system at such time.

9.           Fractional Shares.

(a)          No fractional shares of Common Stock or Nonvoting Common Stock shall be issued as a result of the Conversion of shares of Series A Preferred Stock.

(b)          In lieu of any fractional share of Common Stock or Nonvoting Common Stock otherwise issuable in respect of any Conversion, the Corporation shall at its option either (i) issue to such Holder an amount of shares rounded up to the next whole share of Common Stock or Nonvoting Common Stock or (ii) pay an amount in cash (computed to the nearest cent) equal to the same fraction of the Current Market Price of the Common Stock as of the end of the Trading Day preceding the Conversion Date.

(c)          If more than one share of the Series A Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock or Nonvoting Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series A Preferred Stock so surrendered.

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10.         Liquidation Rights.

(a)          Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, prior to the Conversion Date, each Holder of shares of Series A Preferred Stock shall be entitled to receive for each share of Series A Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital, surplus or other) available for distribution to shareholders of the Corporation, subject to the rights of any creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other Junior Stock of the Corporation, payment in full in an amount equal to the sum of (i) Liquidation Amount per share of Series A Preferred Stock and (ii) any declared and unpaid dividends on such share to the extent provided in Section 4 (all such amounts collectively, the “Liquidation Preference”).

(b)          Partial Payment. If any distribution described in Section 10(a) of the Corporation’s assets or the proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Series A Preferred Stock and the corresponding amounts payable with respect of any other Corporation capital stock ranking equally with Series A Preferred Stock as to such distribution, Holders of Series A Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions (including, if applicable, dividends on such amount) to which they are entitled.

(c)          Residual Distributions. If the Liquidation Preference has been paid in full to all Holders of Series A Preferred Stock and the corresponding amounts payable with respect of any other Corporation capital stock ranking equally with Series A Preferred Stock as to such distribution has been paid in full, the Holders of the Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation (or the proceeds thereof).

(d)          Merger, Consolidation and Sale of Assets Not a Liquidation. For purposes of this Section 10, a Reorganization Event, including, without limitation, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the Holders of shares of Series A Preferred Stock receive cash, securities or other property for their shares, or the sale, lease, or exchange (for cash, securities or other property) or pledge of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

11.         No Sinking Fund, etc. The shares of Series A Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of shares of Series A Preferred Stock will have no right to require the Corporation to redeem or repurchase any shares of Series A Preferred Stock.

12.         Status of Repurchased Shares. Shares of Series A Preferred Stock that are converted into Common Stock or repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock undesignated as to series (provided that any such cancelled shares of Series A Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Series A Preferred Stock).

13.         Voting Rights.

(a)          General. The Holders of shares of Series A Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law. Holders of shares of Series A Preferred Stock will be entitled to one vote for each such share on any matter on which Holders of shares of Series A Preferred Stock are entitled to vote, including any action by written consent.

(b)          Voting Rights as to Particular Matters. So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by the Articles, the affirmative vote or consent of the Holders of at least 66 2/3% of the shares of Series A Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i)          Authorization of Senior Stock. Any amendment or alteration of the Articles or any articles of amendment thereto to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Corporation ranking senior to the Series A Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation; or

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(ii)         Amendment of Series A Preferred Stock. Any amendment, alteration or repeal of any provision of the Articles or these Articles of Amendment thereto (including, unless no vote on such merger, consolidation or other transaction is required by clause (iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of shares of Series A Preferred Stock;

provided further, however, that for all purposes of this Section 13(b), the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or noncumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the Holders of outstanding shares of the Series A Preferred Stock.

(c)          Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the Holders of Series A Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Corporation’s Articles, the Corporation’s Bylaws and applicable law and the rules of Nasdaq or any national securities exchange or other trading facility, if any, on which Series A Preferred Stock is listed or traded at the time.

14.         Record Holders. To the fullest extent permitted by applicable law, the Corporation and the Transfer Agent may deem and treat the Record Holder of any share of Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

15.         Notices. All notices or communications in respect of Series A Preferred Stock shall be sufficiently given if given in writing and delivered in person, by overnight courier, or by first class mail, postage prepaid, or if given in such other manner as may be permitted in these Articles of Amendment, in the Articles or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Series A Preferred Stock are issued in book-entry form through DTC or any similar facility, such notices may be given to the Holders of Series A Preferred Stock in any manner permitted by or customarily used by such facility and its participants.

16.         No Preemptive Rights; No Redemption Rights. No share of Series A Preferred Stock shall have any preemptive rights whatsoever under the Articles and these Articles of Amendment as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted. No holder of shares of Series A Preferred Stock shall have at any time the right to put such shares of Series A Preferred Stock to the Corporation or to have the Corporation redeem any shares of Series A Preferred Stock.

17.         Redemption by the Corporation. The Series A Preferred Stock shall not be redeemable by the Corporation. In all events, any repurchase or redemption of Series A Preferred Stock shall be subject to the prior approval of the Corporation’s primary federal banking regulator, if required by applicable law or regulation or if such approval is a requirement to the Series A Preferred Stock being classified as Tier 1 capital (or the equivalent) for bank regulatory purposes, together with any other required regulatory approvals.

18.         Replacement Stock Certificates. If any of the Series A Preferred Stock Certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall, at the expense of the Holder, issue, in exchange and in substitution for and upon cancellation of the mutilated Series A Preferred Stock Certificate, or in lieu of and substitution for the Series A Preferred Stock Certificate lost, stolen or destroyed, a new Series A Preferred Stock Certificate of like tenor and representing an equivalent amount of shares of Series A Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series A Preferred Stock Certificate and indemnity, if requested, satisfactory to the Corporation and the Transfer Agent.

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19.         Transfer Agent, Registrar, Conversion and Dividend Paying Agent. The duly appointed transfer agent, registrar, conversion and dividend paying agent for shares of Series A Preferred Stock shall be the Transfer Agent. The Corporation may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Corporation and the Transfer Agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the Holders of shares of Series A Preferred Stock.

20.         Form. The Series A Preferred Stock shall be issued in the form of one or more definitive shares in fully registered form (each, a “Series A Preferred Stock Certificate”). Each Series A Preferred Stock Certificate shall reflect the number of shares of Series A Preferred Stock represented thereby, and may have notations, legends or endorsements required by applicable law, applicable Nasdaq or other securities exchange or DTC rules and arrangements, agreements to which the Corporation is subject, if any, (provided that any such notation, legend or endorsement is in a form acceptable to the Corporation). Each Series A Preferred Stock Certificate shall be registered in the name or names of the Person or Persons specified by the Corporation in a written instrument to the Transfer Agent.

21.         Stock Transfer and Stamp Taxes. The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any initial issuance or delivery of shares of Series A Preferred Stock or shares of Common Stock or other securities issued on account of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Series A Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any person other than a payment to the Holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

22.         Other Rights. The shares of Series A Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein, or in the Articles or as provided by applicable law.

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